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                                                                     Exhibit 1.5



            SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT


                             ELAN CORPORATION, PLC


                       ELAN PHARMA INTERNATIONAL LIMITED


                       ELAN INTERNATIONAL SERVICES, LTD.


                                      AND


                                 DEPOMED, INC.


                                      AND


                           DEPOMED DEVELOPMENT, LTD.


THE SYMBOL "[**]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                     INDEX
                                     -----


CLAUSE 1       DEFINITIONS

CLAUSE 2       BUSINESS

CLAUSE 3       REPRESENTATIONS AND WARRANTIES

CLAUSE 4       AUTHORIZATION AND CLOSING

CLAUSE 5       DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6       THE BUSINESS PLAN AND REVIEWS

CLAUSE 7       RESEARCH AND DEVELOPMENT WORK

CLAUSE 8       COMMERCIALIZATION

CLAUSE 9       OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/[**]

CLAUSE 10      INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11      CROSS LICENSING/EXPLOITATION OF NEWCO INTELLECTUAL PROPERTY
               OUTSIDE FIELD

CLAUSE 12      REGULATORY

CLAUSE 13      MANUFACTURING

CLAUSE 14      TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 15      AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY; "TICK
               THE BOX"

CLAUSE 16      TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 17      MATTERS REQUIRING STOCKHOLDERS' APPROVAL

CLAUSE 18      DISPUTES

CLAUSE 19      TERMINATION

CLAUSE 20      SHARE RIGHTS

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CLAUSE 21      CONFIDENTIALITY

CLAUSE 22      COSTS

CLAUSE 23      GENERAL

                                       3
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THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT dated 21 January,
2000

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland;

(2) ELAN PHARMA INTERNATIONAL LIMITED, a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland;

(3) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(4) DEPOMED, INC. a corporation duly incorporated and validly existing under the laws of California and having its principal place of business at 366 Lakeside Drive, Foster City, CA 94404-1146, United States of America; and

(5) DEPOMED DEVELOPMENT, LTD. a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").

RECITALS:

A. Newco desires to issue and sell to Depomed and Depomed desires to purchase from Newco, for aggregate consideration of $[**] 6,000 ordinary shares of Newco's common stock, par value $1.00 per share (the "Common Stock").

     Additionally, Newco desires to issue and sell to the Stockholders (as defined below), and the Stockholders desire to purchase from Newco, for aggregate consideration of $[**] apportioned between them as set forth herein, 6,000 shares of Newco's preferred stock, par value $1.00 per share (the "Preferred Stock"), allocated 3,612 Shares to Depomed for aggregate consideration of $[**] and 2,388 Shares to EIS for aggregate consideration of $[**].

B. As of the Closing Date, Elan Corp and EPIL have entered into a license agreement with Newco, and Depomed has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the Depomed Intellectual Property, respectively (each as defined below).

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C.   Elan and Depomed have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan and Depomed have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                   CLAUSE 1

                                  DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

     "Affiliate" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors in the case of a corporation and, in the case of a non-corporate entity, the power to direct or cause the direction of management and policies. Newco is not an Affiliate of Elan, EIS, EPIL or Depomed.

     "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

     "Board" shall mean the board of directors of Newco.

     "Business" shall mean the business specified in the Business Plan.

     "Business Plan" shall mean the business plan and program of development to be agreed by Elan Corporation, Plc. and Depomed Inc. pursuant to Clause 6 that shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of Depomed and Elan as it relates to the implementation of the R&D Plan.

     "Certificate of Designations" shall mean that certain certificate of designations, preferences and rights of Series A Preferred Stock of Depomed issued on the Closing Date.

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     "Closing Date" shall mean the date upon which the Definitive Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

     "Compound" shall, subject to Clause 2.3, mean [**].

     "Common Stock Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

     "Convertible Note" shall mean that certain convertible promissory note, of even date herewith, by and between Depomed and EIS.

     "Definitive Documents" shall mean this Agreement, the Funding Agreement, Elan License Agreement, the Depomed License Agreement, the Convertible Note, the Depomed Securities Purchase Agreement, the Registration Rights Agreements, the Escrow Agreement, the Certificate of Designations and associated documentation of even date herewith, by and between Depomed, EPIL, Elan Corp, EIS and Newco, as applicable.

     "Depomed" shall mean Depomed, Inc and its Affiliates.

     "Depomed Directors" has the meaning set forth in Clause 5.

     "Depomed Intellectual Property" shall mean the Depomed Know-How, the Depomed Patents and the Depomed Improvements.

     "Depomed Know-How" shall, subject to Clause 4.2 of the Depomed License Agreement, mean any and all rights owned, licensed to or controlled by Depomed on the Closing Date to any discovery or invention (whether patentable or not) and owned, licensed to or controlled by Depomed on the Closing Date to any know-how, substances, data, techniques, processes, systems, formulations and designs relating to the Depomed Technology.

     "Depomed License Agreement" shall mean the license agreement between Depomed and Newco, of even date herewith, attached hereto in Schedule 2.

     "Depomed Patents" shall, subject to Clause 4.2 of the Depomed License Agreement, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by Depomed on inventions conceived or reduced to practice on or before the Closing Date relating to the Depomed Technology as set forth in
     Schedule 1 of the Depomed License Agreement, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all

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     patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "Depomed Technology" shall mean the Depomed technology directly related to:

     (i) a solid oral dosage form which swells in the gastric cavity, remains therein for an extended period of time in order to release drug dispersed therein at a pre-defined rate from the stomach; and

     (ii) [**].

     "Depomed Improvements" shall mean improvements relating to the Depomed Patents and/or the Depomed Know-How, developed (i) by Depomed whether or not pursuant to the Project, (ii) by Newco or Elan or by an independent third party (under contract with Newco) pursuant to the Project, and/or
     (iii) jointly by any combination of Depomed, Elan or Newco pursuant to the Project, except as limited by agreements with independent third parties.

     Subject to independent third party agreements, Depomed Improvements shall constitute part of Depomed Intellectual Property and shall, upon development, be included in the license of the Depomed Intellectual Property pursuant to Clause 2.1 of the Depomed License Agreement solely for the purposes set forth therein. If the inclusion of a Depomed Improvement in the license of Depomed Intellectual Property is restricted or limited by an independent third party agreement, Depomed shall use reasonable commercial efforts to exclude or minimize any such restriction or limitation.

     "Depomed Securities Purchase Agreement" shall mean that certain securities purchase agreement, of even date herewith, by and between Depomed and EIS.

     "Directors" shall mean, at any time, the directors of Newco.

     "EIS Director" has the meaning set forth in Clause 5.

     "Elan" shall mean Elan Corp, EPIL and EIS.

     "Elan Corp" shall mean Elan Corporation, Plc. and Affiliates of Elan Corporation, Plc. within the division of Elan Corporation, Plc. carrying on business as Elan Pharmaceutical Technologies but shall not include Affiliates (present or future) of Elan Corporation Plc within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "Elan Intellectual Property" shall mean:

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     (i)   the Nano Know-How and the Nano Patents;

     (ii)  the Elan Corp CR Know-How and the Elan Corp CR Patents;

     (iii) [**]; and

     (iii) the Elan Improvements;

     and shall exclude the Elan Excluded Intellectual Property.

     "Elan License Agreement" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

     "Elan Excluded Intellectual Property" shall mean:

     (i) Elan's patent rights and know-how relating to protein or peptide agents or peptodomimetics, derivatives or analogs thereof, designed to target a pharmaceutically active agent to a certain site or sites in the body (targeting technology);

     (ii)  [**]

     (iii) for the avoidance of doubt, inventions, patents and know-how owned, licensed or controlled by Axogen Limited and Neurelab Limited and by all Affiliates or subsidiaries (present or future) of Elan Corporation, Plc. within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (only to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals but, for the avoidance of doubt, not to the extent that it is the owner of patents, know-how or other intellectual property or technology expressly licensed or sub-licensed to Depomed pursuant to the Elan License Agreement), Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "Elan Improvements" shall mean improvements relating to:

     (i)   the Nano Know-How and/or the Nano Patents;

     (ii)  the Elan Corp CR Know-How and/or the Elan Corp CR Patents; and

     (iii) the [**];

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     developed (i) by Elan whether or not pursuant to the Project, (ii) by Newco or Depomed or by an independent third party (under contract with Newco) pursuant to the Project, and/or (iii) jointly by any combination of Elan, Depomed or Newco pursuant to the Project, except as limited by agreements with independent third parties.

     Subject to independent third party agreements, Elan Improvements shall constitute part of Elan Intellectual Property and shall, upon development, be included in the licenses of the Elan Intellectual Property pursuant to Clause 2.1 of the Elan License Agreement solely for the purposes set forth therein. If the inclusion of a Elan Improvement in the license of Elan Intellectual Property is restricted or limited by an independent third party agreement, Elan shall use reasonable commercial efforts to exclude or minimize any such restriction or limitation.

     "Elan Corp CR Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean any and all rights owned, licensed or controlled by Elan Corp on the Closing Date to any discovery or invention (whether patentable or not) and owned, licensed or controlled by Elan Corp on the Closing Date to any know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to oral controlled release formulation technologies.

     "Elan Corp CR Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by Elan Corp on inventions conceived or reduced to practice on or before the Closing Date relating to oral controlled release formulation technologies and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "EGTS Know-How" shall mean any and all discoveries or inventions (whether patentable or not), know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to the EGTS Technology [**].

     "EGTS Patents" shall mean the patents relating to the EGTS Technology, as set forth in Schedule 1 of the Elan License Agreement, which were assigned by [**] and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof..

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     "EGTS Technology" shall mean the technology directly relating to the [**].

     "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

     "EPIL" shall mean Elan Pharma International Limited and Affiliates of Elan Corporation, Plc. within the division of Elan Corporation, Plc. carrying on business as Elan Pharmaceutical Technologies but shall not include Affiliates (present or future) of Elan Corporation Plc within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "EPIL [**] Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean [**], including but not limited to:

     (i)   the EGTS Know-How; and

     (ii)  the [**] Know-How.

     "EPIL [**] Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by EPIL on inventions conceived or reduced to practice on or before the Closing Date relating to [**] Technology, including but not limited to the EGTS Patents, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     [**]

     "Exchange Right" has the meaning assigned to such term in the Certificate of Designations in effect on the Closing Date.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDA" shall mean the United States Food and Drug Administration or any other successor agency in the USA.

     "Financial Year" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the Closing Date) and expiring on December 31 of

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     each year.

     "[**] Field" shall mean [**].

     "[**] Product" shall mean [**].

     "Fields" shall mean the [**] Field, the [**] Field and the [**] Field.

     "Fully Diluted Common Stock" shall mean all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

     "Funding Agreement" shall mean the Funding Agreement, dated as of the Closing Date, between Elan and Depomed.

     "[**] Technology" shall mean [**].

     "[**] Field" shall mean [**].

     "[**] Product" shall mean [**].

     "[**] Know-How" shall mean[**].

     "[**] Technology" shall mean [**].

     "License Agreements" shall mean the Elan License Agreement and the Depomed License Agreement.

     "Licensed Technologies" shall mean, collectively, the Elan Intellectual Property and the Depomed Intellectual Property.

     "Nano Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean any and all rights owned, licensed to or controlled by EPIL on the Closing Date to any discovery or invention (whether patentable or not) and owned, licensed to or controlled by EPIL on the Closing Date to any know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to Nanocrystal(R) Technology.

     "Nano Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2 of the Elan License Agreement, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by EPIL on inventions conceived or reduced to practice on or before the Closing Date relating to Nanocrystal(R) Technology and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition,

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     supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "Nanocrystal(R) Technology" shall mean the EPIL proprietary technology directly related to nanoparticulate formulations of compounds used in the manufacturing and/or formulation process, and methods of making the same.

     "Newco Bye-Laws" shall mean the Memorandum of Association and Bye-Laws of Newco

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party, that does not constitute Elan Intellectual Property or Depomed Intellectual Property.

     "Newco Patents" shall mean any and all patents now existing, currently pending or hereafter filed or obtained relating to the Newco Intellectual Property, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "[**]" shall mean [**].

     "[**] Agreement" shall mean [**].

     "[**] Amendment Agreement" shall mean [**].

     "Participant" shall mean Depomed or Elan, as the case may be, and "Participants" shall mean both of the Participants together;

     "Party" shall mean EPIL, EIS, Elan Corp, Depomed, or Newco, as the case may be, and "Parties" shall mean all five together;

     "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

     "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EPIL or EIS or Depomed, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan, EPIL or EIS, a special purpose financing entity created by Elan, EPIL or EIS.

     "Product(s)" shall mean [**].

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     "Project" shall mean all activity as undertaken by or on behalf of Newco in order to develop the Products in accordance with the Business Plan.

     "Registration Rights Agreements" shall mean the Registration Rights Agreements of even date herewith relating to Newco and Depomed, respectively.

     "Regulatory Application" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

     "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

     "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

     "Securities Act" shall mean the US Securities Act of 1933, as amended.

     "Shares" shall mean the shares of Common Stock and shares of Preferred Stock of Newco.

     "[**] License Agreement" shall mean [**].

     "[**] Field" shall mean [**].

     "[**] Product" shall mean [**].

     "Stockholder" shall mean any of EIS, Depomed, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "Stockholders" shall mean all of the Stockholders together.

     "Technological Competitor of Elan" shall mean a company, corporation or person listed in Schedule 3 and successors thereof or any additional broad-based technological competitor of Elan added to such Schedule from time to time upon mutual agreement of the Parties.

     "Technological Competitor of Depomed" shall mean a company, corporation or person listed in Schedule 4 and successors thereof or any additional broad-based technological competitor of Depomed added to such Schedule from time to time upon mutual agreement of the Parties.

     "Term" shall mean the term of this Agreement.

     "Territory" shall mean all of the countries of the world.

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     "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

     Definition                            Clause

     "AAA"                                   18.4
     "Buyout Option"                         19.4
     "Closing"                                4.3
     "Common Stock"                       Recital
     "Confidential Information"              21.1
     "Co-sale Notice"                        16.4
     "Expert"                                18.4
     "Management Committee"                 5.2.1
     "Notice of Exercise"                    16.3
     "Notice of Intention"                   16.3
     "Offered Shares"                        16.3
     "Offer Price"                           16.3
     "Preferred Stock"                    Recital
     "Proposing Participant"                 19.4
     "Proposing Participant Price:           19.6
     "Purchase Price"                        19.6
     "R&D Committee"                        5.2.3
     "Recipient Participant"                 19.4
     "Recipient Participant Price"           19.6
     "Remaining Stockholders"                16.4
     "Relevant Event"                        19.2
     "Selling Stockholder"                   16.3
     "Tag-Along Right"                       16.4
     "Transaction Proposal"                  16.3
     "Transfer"                              16.1
     "Transferee Terms"                      16.4
     "Transferring Stockholder"              16.4

1.3  Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

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1.6  The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Definitive Documents, if defined therein.


                                   CLAUSE 2

                                   BUSINESS

2.1 This Agreement shall regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the other objectives set out in this Agreement. The focus of the Business will be to develop the Products using the Elan Intellectual Property, the Depomed Intellectual Property and the Newco Intellectual Property to agreed-upon specifications and timelines.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Bye-Laws. The Stockholders agree to conduct the Business in such a manner as to ensure that Newco is liable to taxation in Bermuda and not in any other jurisdiction. The Stockholders shall use their best endeavors to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and Ireland and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

2.3 An additional Compound or Compounds may be selected and designated as Compound(s) by the unanimous vote of the Management Committee. In such case, the Parties shall negotiate in good faith such amendments as are required to this Agreement and the License Agreements, such as amending the provisions of the License Agreements regulating non-competition.

                                   CLAUSE 3

                        REPRESENTATIONS AND WARRANTIES


3.1  Representations and Warranties of Newco: Newco hereby represents and
     ---------------------------------------
     warrants to each of the Stockholders as follows, as of the Closing Date:

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          3.1.1  Organization: Newco is an exempted company duly organized,
                 ------------
                 validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

          3.1.2 Capitalization: As of the Closing Date, the authorized capital stock of Newco consists of 6,000 shares of Common Stock and 6,000 shares of Preferred Stock. Prior to the Closing Date, no shares of capital stock of Newco have been issued.

          3.1.3  Authorization: The execution, delivery and performance by Newco
                 -------------
                 of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.

          3.1.4  No Conflicts: The execution, delivery and performance by Newco
                 ------------
                 of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

                 (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                 (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

                 (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

     3.1.5  Approvals: As of the Closing Date, no permit, authorization, consent
            ---------
            or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Definitive Documents.

     3.1.6  Disclosure: This Agreement does not contain any untrue statement
            ----------
            of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

     3.1.7  No Business; No Liabilities: Newco has not conducted any business
            ---------------------------
            or incurred any liabilities or obligations prior to the Closing Date, except solely in connection with its organization and formation.

3.2  Representations and Warranties of the Stockholders:  Each of the
     ---------------------------------------------------
     Stockholders and Elan (where expressly stated) hereby severally represents and warrants to Newco as follows as of the Closing Date:

     3.2.1  Organization: Such Stockholder and Elan is a corporation duly
            ------------
            organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

     3.2.2  Authority: Such Stockholder and Elan has full legal right, power
            ---------
            and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Stockholder and Elan, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

     3.2.3  No Conflicts: The execution, delivery and performance by such
            ------------
            Stockholder and Elan of this Agreement, purchase of the Shares by such Stockholder, and compliance with the provisions hereof by such Stockholder and Elan will not:

          (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Stockholder or Elan or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or Elan or any of its properties or assets;

          (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or Elan or any material contract to which such Stockholder or Elan is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Stockholder or Elan; or

          (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Stockholder or Elan.

    3.2.4  Approvals:  As of the Closing Date, no permit, authorization, consent
           ----------
           or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Stockholder or Elan.

    3.2.5  Investment Representations:  Such Stockholder is sophisticated in
           --------------------------
           transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Stockholder has not been formed solely for the purpose of making this investment and such Stockholder is acquiring the Common Stock and Preferred Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

                                    CLAUSE 4


                           AUTHORIZATION AND CLOSING

4.1 Newco has authorized the issuance to (i) EIS of 2,388 shares of Preferred Stock and (ii) Depomed of 6,000 shares of Common Stock and 3,612 shares of Preferred Stock, issuable as provided in Clause 4.4 hereof.

4.2 Depomed and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to Newco in consideration therefore, by wire transfer of immediately available funds (to a bank account established by Newco in connection with the Closing) the subscription amounts each as provided in Clause 4.4.1.

4.3 The closing (the "Closing") shall take place at the offices of Brock Silverstein LLC at 800 Third Avenue, New York, New York 10022 on the Closing Date or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the Depomed Securities Purchase Agreement.

4.4 At the Closing, each of the Stockholders shall take or (to the extent within its powers) cause to be taken the following steps at Directors and shareholder meetings of Newco, or such other meetings, as appropriate:

     4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,388 shares of Preferred Stock for an aggregate purchase price of $[**]. Newco shall issue and sell to Depomed, and Depomed shall purchase from Newco, upon the terms and conditions set forth herein, (i) 6,000 shares of Common Stock for an aggregate purchase price of $[**] and (ii) 3,612 shares of Preferred Stock for an aggregate purchase price of $[**].

     4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock and Preferred Stock described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

     4.4.3. the adoption by Newco of Newco Bye-Laws;

     4.4.4. the appointment of Kevin Insley, John Fara, John Hamilton, David Astwood and Kevin Butler as Directors of Newco;

     4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him; and


     4.4.6. the transfer to Newco of the share register.

4.5  Exemption from Registration:
     ----------------------------

     The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR
     (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. Newco shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and Depomed shall provide all reasonable co-operation to Newco in relation to the matters set forth in this Clause 4.6.

4.7. In the event that EIS validly exercises the Exchange Right, Newco shall, immediately upon such exercise, take all necessary steps to ensure that EIS is duly and validly issued and has full legal right, title and interest in and to the shares of Preferred Stock covered thereby. The Parties acknowledge that such Shares have been pledged to EIS pursuant to the Depomed Securities Purchase Agreement and that the [**] has physical possession of such Shares pursuant to the [**]; upon such exercise, EIS shall be entitled to physical possession of such Shares, which shall be owned by EIS as provided above. In connection with the foregoing,

     Newco and the Participants shall take all necessary or appropriate steps to ensure such ownership by EIS.


                                    CLAUSE 5

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1. Directors:
     ---------

     5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of five Directors.

            Depomed shall have the right to nominate four directors of Newco, ("Depomed Directors") and EIS shall have the right to nominate one Director of Newco ("EIS Director") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

            In the event that the Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

            In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date or upon the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date, each of Depomed, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Depomed and that each of the Directors has equal voting power.

     5.1.2 If EIS removes the EIS Director, or Depomed removes any of the Depomed Directors, EIS or Depomed, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

     5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

     5.1.4 At any such meeting, the presence of the EIS Director and all of the Depomed Directors shall be required to constitute a quorum and, subject to Clause 17 hereof, the affirmative vote of all of the Directors present at a meeting (in person or by telephone) at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Depomed Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

     5.1.5 On the Closing Date, Depomed may appoint one of the Depomed Directors to be the chairman of Newco. The chairman of Newco shall hold office until:


             (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

             (ii) the first meeting of the Board following the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date

             (in each case the "Chairman Status Board Meeting")

             After the Chairman Status Board Meeting, each of EIS and Depomed, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

             If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the Depomed Directors shall be entitled to appoint another Depomed Director to act as chairman in his place at the meeting.

             If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

     5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 18.

5.2  Management and R&D Committees:
     ------------------------------

     5.2.1 The Board shall appoint a management committee (the "Management Committee") to consist initially of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Depomed, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Decisions of the Management Committee shall require unanimous approval of all the nominees on the Management Committee.

     5.2.2 Each of Elan and Depomed shall be entitled to remove any of its nominees to the Management Committee and appoint a replacement in place of any nominee so removed. The number of members of the Management Committee may be altered if agreed to by a majority of the Directors; provided that, each of Elan and Depomed shall be entitled to appoint an equal number of members to the Management Committee. The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the Project.

     5.2.3 The Management Committee shall appoint a research and development committee (the "R&D Committee"), which shall initially be comprised of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Depomed, and each of whom shall have one vote, whether or not present at an R&D Committee meeting. Decisions of the R&D Committee shall require approval of at least one Elan nominee on the R&D Committee and one Depomed nominee on the R&D Committee.

     5.2.4 Each of Elan and Depomed shall be entitled to remove any of its nominees to the R&D Committee and appoint a replacement in place of any nominee so removed. The number of members of the R&D Committee may be altered if agreed to by a majority of the directors of Newco provided that each of Elan and Depomed shall be entitled to appoint an equal number of members to the R&D Committee.

     5.2.5  The R&D Committee shall be responsible for:-

            (i) designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;

            (ii) establishing a joint Project team consisting of an equal number of team members from Elan and Depomed, including one Project leader from each of Elan and Depomed; and

            (iii) implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

     5.2.5 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee.

            If the Management Committee cannot resolve the matter after 15 days or such other period as may be agreed by the Management Committee, the dispute will be referred to a designated senior officer of each of Elan and Depomed and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions to be set forth in Clause 18, involving inter alia, the referral of the dispute to an expert, whose decision, however, will ultimately be non-binding on the Participants. This process shall also apply to any dispute within the Management Committee.

     5.2.6 Elan and Depomed shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Depomed and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the R&D Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Depomed's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Depomed, as the case may be, for the R&D Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Depomed, as the case may be, then the expense of such inspection shall be borne solely by Elan or Depomed, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or Depomed, as the case may be, shall be paid promptly by Elan or Depomed, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Depomed, as the case may be, by Newco, Newco shall pay the deficit to Elan or Depomed, as the case may be.


                                    CLAUSE 6

                         THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date and shall agree upon and approve the Business Plan for the current Financial Year within 60 days of the Closing Date.

6.2 The Business Plan shall be reviewed and mutually agreed to by Elan Corporation, Plc. and Depomed Inc. on a quarterly basis.

6.3 The Business Plan shall be subject to ongoing review by the Directors and the approval of the EIS Director and a majority of the Depomed Directors on a quarterly basis.

6.4 Neither Participant shall be obliged to provide funding to Newco in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion, that Subsequent Funding (as such term is defined in the Funding Agreement) shall be provided for the development of the Products.

                                    CLAUSE 7

                         RESEARCH AND DEVELOPMENT WORK

7.1 Elan and Depomed, at their respective discretion, may undertake research and development work related to the development and commercialization of the Products, at the request of Newco and as articulated in the Business Plan, in furtherance of the development and commercialisation of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, Depomed Intellectual Property and Newco Intellectual Property.

7.2 The cost of such development work shall be Elan's and Depomed's, as the case may be, fully-burdened actual costs in respect thereof plus [**] of such costs. Research and development work that is sub-contracted by Elan or Depomed to third party providers shall be charged by Elan or Depomed to Newco [**].


                                    CLAUSE 8

                               COMMERCIALIZATION

8.1 Newco shall diligently pursue the research, development, prosecution and commercialization of the Products, as provided in the Business Plan.

8.2 At any time during the development of the Products, Newco may, subject to the Licenses and Clause 8.3. license the marketing rights to the Products to one or more marketing partners, or otherwise commercialize the Products under an alternative strategy to be agreed upon by Elan Corporation, Plc. and Depomed Inc.

8.3 Newco shall be responsible for negotiating with third parties commercially reasonable terms (e.g. royalties, milestones, fees, profit sharing, manufacturing rights, supply terms etc.) for the rights to be granted, but shall do so under the commercial strategy agreed with Elan and Depomed and shall keep Elan and Depomed informed throughout the negotiation process.

     At such time as Newco notifies Elan in writing that Newco in good faith intends to commercialize a Product, Elan shall have a first option to negotiate the terms of any agreement for the commercialization of such Product, which option shall be exercised within 45 days of Elan's receipt of such written notification from Newco (the "Elan/Newco Option").

     If, despite good faith negotiations, Elan and Newco do not reach agreement within 120 days from Elan's exercise of the Elan/Newco Option, then Newco shall be free for a period of 6 months thereafter to enter into negotiations with a third party (other than a Technological Competitor of Elan or a Technological Competitor of Depomed) to agree to terms upon which the third party would commercialize the relevant Product in the Territory, which terms when taken as a whole, are not more favourable to the third party than the principal terms of the last written proposal offered by Newco to Elan or by Elan to Newco, as the case may be.

     If Newco has not entered into an agreement with a third party within the 6 month period described above, the Elan/Newco Option shall be deemed to have re-commenced upon the same terms as set forth herein.


                                    CLAUSE 9

                 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS [**]

9.1. The Parties acknowledge and agree to be bound by the provisions of Clause
     3.1 of the Elan License Agreement and Clause 3.1 of the Depomed License Agreement which set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the Depomed Intellectual Property and the Newco Intellectual property respectively.

9.2 The Parties acknowledge and agree to be bound by the provisions of Clause 4 of the Elan License Agreement and the provisions of Clause 4 of the Depomed License Agreement which set forth the agreement between the parties thereto in relation to [**], respectively.


                                   CLAUSE 10

                          INTELLECTUAL PROPERTY RIGHTS

10.1 Patent Preparation, Prosecution and Maintenance:
     ------------------------------------------------

     10.1.1  Elan, at its expense and sole discretion shall have the option:-

             (i) to secure the grant of any patent applications within the Elan Intellectual Property;

             (ii) to defend all such applications against third party oppositions; and

             (iii) to maintain in force any issued letters patent within the
                   Elan Intellectual Property.

     10.1.2  Depomed, at its expense and sole discretion shall have the option:-

             (i) to secure the grant of any patent applications within the Depomed Intellectual Property;

             (ii) to defend all such applications against third party oppositions; and

             (iii) to maintain in force any issued letters patent within the
                   Depomed Intellectual Property.

     10.1.3  Newco, at its expense and sole discretion shall have the option:-

             (i) to secure the grant of any patent applications within the Newco Intellectual Property;

             (ii) to defend all such applications against third party oppositions; and

             (iii) to maintain in force any issued letters patent within the
                   Newco Intellectual Property.

     10.1.4 In the event that either Elan or Depomed does not intend to seek patent protection for either Elan Intellectual Property or Depomed Intellectual Property respectively that relate to the Field in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Newco shall have the right, but not the obligation, at Newco's sole expense to file and prosecute such patent application(s) in the joint names of Newco and the relevant Party. Upon written request from Newco, the party not seeking patent protection for its own intellectual property shall execute all documents, forms and declarations and do all things as shall be reasonably necessary to enable Newco to exercise such option and right.

10.2 Enforcement:
     ------------

     10.2.1 The Parties and Newco shall promptly inform each other in writing of any unauthorized use or alleged unauthorized use within the Elan Intellectual Property, Depomed Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the other Parties with any available evidence of such infringement or misappropriation.

     10.2.2 During the term of the License Agreements, Elan shall have the first right but not the obligation to bring suit or otherwise take action against any actual or alleged unauthorized use of the Elan Intellectual Property. In the event that Elan takes such action, Elan shall do so at its own cost and expense and all damages and monetary awards recovered in or with respect to such action shall be the property of Elan. At Elan's request, Depomed and Newco will cooperate with any such action at Elan's cost and expense.

     10.2.3 During the term of the License Agreements, Depomed shall have the first right but not the obligation to bring suit or otherwise take action against any actual or alleged unauthorized use of the Depomed Intellectual Property. In the event that Depomed takes such action, Depomed shall do so at its own cost and expense and all damages and monetary awards recovered in or with respect to such action shall be the property of Depomed. At Depomed's request, Elan and Newco will cooperate with any such action at Depomed's cost and expense.

     10.2.4 During the term of the License Agreements, Newco shall have the first right but not the obligation to bring suit or otherwise take action against any actual or alleged unauthorized use of the Neweco Intellectual Property. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary awards recovered in or with respect to such action shall be the property of Newco. At Newco's request, Elan and Depomed will cooperate with any such action at Newco's cost and expense.

     10.2.5 In the event that the owner of the intellectual property at issue decides not to pursue such unauthorized users of its intellectual property, within a reasonable period but in any event within fifteen (15) days after receiving written notice of such alleged infringement or misappropriation, then Newco may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit. At Newco's request, the owner of the intellectual property at issue will cooperate with such action at Newco's sole cost and expense. Alternatively, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

10.3 Defense:
     --------

     10.3.1 In the event that a claim is brought against any Party by a third party alleging that the sale, distribution or use of any of the Products in the Territory infringes the intellectual property rights of such third party, that Party shall promptly advise the other Parties of such threat or suit.

     10.3.2 Newco shall indemnify, defend and hold Elan or Depomed, as the case may be, harmless against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in Clause 10.3.1 provided that Elan or Depomed, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent of Newco, not to be unreasonably withheld or delayed. At its option, Elan or Depomed, as the case may be, may elect to take over the conduct of such proceedings from

             Newco; provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Depomed, as the case may be; and such Party shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld or delayed.

10.4 For the avoidance of doubt, Newco shall not be entitled to enforce or assert the EGTS Patents against [**].


                                   CLAUSE 11

              CROSS LICENSING/EXPLOITATION OF NEWCO INTELLECTUAL
                          PROPERTY OUTSIDE THE FIELD

11.1 Solely for the purpose of and insofar as is necessary, in each case, for Elan to conduct research and development work on behalf of Newco, Newco shall grant to Elan:

     11.1.1 a non-exclusive, worldwide, royalty-free, fully paid-up license for the Term to use the Newco Intellectual Property in the Fields; and

     11.1.2 subject to the terms and conditions of the Depomed License, a non-exclusive, worldwide, royalty-free, fully paid-up sublicense for the Term to use the Depomed Intellectual Property in the [**] Field and the [**] Field.

11.2 Solely for the purpose of and insofar as is necessary, in each case, for Depomed to conduct research and development work on behalf of Newco, Newco shall grant to Depomed:

     11.2.1 a non-exclusive, worldwide, royalty-free, fully paid-up license for the Term to use the Newco Intellectual Property in the Fields, and

     11.2.2  the following sublicenses:

             (1) subject to the terms and conditions of the Elan Licenses, a non-exclusive, worldwide, royalty-free, fully paid-up sublicense for the Term to use the Elan Corp CR Know How, Elan Corp CR Patents, Nano Know How, the Nano Patents, the EGTS Patents and the EGTS Know How in the Fields;

             (2) subject to the terms and conditions of the Elan Licenses, a non-exclusive, worldwide, royalty-free, fully paid-up sublicense for the Term to use the [**] Know How in the [**] Field.

11.3 Elan shall be entitled to exploit the Newco Intellectual Property that relates predominantly to the Elan Intellectual Property outside the Fields subject to the Parties negotiating an arms' length license agreement in good faith (including all material provisions thereof, including as to whether the license should be exclusive or non-exclusive), pursuant to which Newco will grant Elan a license under the Newco Intellectual Property that relates predominantly to the Elan Intellectual Property outside the Fields on a product by product basis. The financial terms of the said license agreement shall have regard, inter alia, to:

     11.3.1 the amount of monies expended by Newco in acquiring or developing such Newco Intellectual Property; and

     11.3.2 the materiality of the contribution of such Newco Intellectual Property by comparison to the further research and development work to be conducted, and of the Elan Intellectual Property and the Depomed Intellectual Property; and

     11.3.3 the financial return likely to be earned by Elan from the proposed exploitation outside the Fields; and

     11.3.4 the impact of the proposed exploitation of such Newco Intellectual Property outside the Fields on the exploitation of such Newco Intellectual Property within the Fields.

11.4 Depomed shall be entitled to exploit the Newco Intellectual Property that relates predominantly to the Depomed Intellectual Property outside the Fields subject to the Parties negotiating an arms' length license agreement in good faith (including all material provisions thereof, including as to whether the license should be exclusive or non-exclusive), pursuant to which Newco will grant Depomed a license under the Newco Intellectual Property that relates predominantly to the Depomed Intellectual Property outside the Fields on a product by product basis. The financial terms of the said license agreement shall have regard, inter alia, to:

     11.4.1 the amount of monies expended by Newco in acquiring or developing such Newco Intellectual Property; and

     11.4.2 the materiality of the contribution of such Newco Intellectual Property by comparison to the further research and development work to be conducted, and of the Depomed Intellectual Property and the Elan Intellectual Property; and

     11.4.3 the financial return likely to be earned by Depomed from the proposed exploitation outside the Fields; and

     11.4.4 the impact of the proposed exploitation of such Newco Intellectual Property outside the Fields on the exploitation of such Newco Intellectual

        Property within the Fields.


                                   CLAUSE 12

                                   REGULATORY

12.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the RHA to market the Products.

12.2 Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

12.3 Subject to Clause 12.5, any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and Depomed access thereto to enable Elan and Depomed to fulfill their respective obligations and exercise their respective rights under this Agreement.

12.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.

12.5 All regulatory approvals and the DMF (Drug Master File) relating to Elan Intellectual Property shall be processed by and be the property of Elan and at all times held in Elan's sole name. Elan will authorise Newco to reference Elan's DMF, as described herein, with the FDA to the extent necessary for Newco's regulatory purposes.

12.6 All regulatory approvals and the DMF (Drug Master File) relating to Depomed Intellectual Property shall be processed by and be the property of Depomed and at all times held in Depomed's sole name. Depomed will authorise Newco to reference Depomed's DMF, as described herein, with the FDA to the extent necessary for Newco's regulatory purposes.


                                   CLAUSE 13

                                 MANUFACTURING

13.1 Elan shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of the [**] Products and/or any formulations which comprise the Elan Intellectual Property.

13.2 Subject to Clause 13.1, it is the expectation of the Parties that Newco shall enter into a supply agreement with Elan or Depomed or a third party, as the case may be, to allow for the commercial production of the [**] Products and the [**] Products on behalf of Newco. In determining which of Elan or Depomed or a third party shall provide such services, the Management Committee shall, in good faith, consider the respective infrastructure and experience of Elan, Depomed and the relevant third parties.

13.3 Any supply agreement between Newco and Elan, Depomed or a third party hereunder shall be negotiated and agreed not later than the date of completion of Phase III (as such term is commonly used in connection with FDA applications) of the R&D Plan. The terms of the said supply agreements shall be on normal commercial terms, and shall be negotiated in good faith by the Parties thereto.

13.4 If Elan does not exercise its first right hereunder to manufacture and supply, and/or subcontract the manufacture and supply of the [**] Products and/or any formulations which comprise the Elan Intellectual Property, then Newco shall be free to enter into negotiations with a third party (other than a Technological Competitor of Elan) to agree to terms upon which the third party would be licensed by Elan (on licensing terms satisfactory to Elan) and by Newco to the extent necessary (on licensing terms satisfactory to Newco) to manufacture the [**] Products and/or any formulations which comprise the Elan Intellectual Property in the Territory, which terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to Elan or by Elan to Newco, as the case may be.

                                   CLAUSE 14

                       TECHNICAL SERVICES AND ASSISTANCE

14.1 Whenever commercially and technically feasible, Newco shall contract with Depomed or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Depomed. There shall be no obligation upon either of Depomed or Elan to perform such services.

14.2 Newco shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or Depomed on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

       14.2.1  accounting, financial and other services;

       14.2.2  tax services;

       14.2.3  insurance services;

       14.2.4  human resources services;

       14.2.5  legal and company secretarial services;

       14.2.6  patent and related intellectual property services; and

       14.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

       The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

14.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Participants and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

14.4 If Elan or Depomed so requires, Depomed or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Depomed Intellectual Property, as the case may be, as necessary to further the Project.

14.5 The employees received by Elan or Depomed, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 21 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.


                                   CLAUSE 15

    AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY; "TICK THE BOX"

15.1 Unless otherwise agreed by the Participants and save as may be provided to the contrary herein:

     15.1.1  the auditors of Newco shall be [**] of Hamilton, Bermuda;

     15.1.2 the bankers of Newco shall be [**] or such other bank as may be mutually agreed from time to time;

     15.1.3 the accounting reference date of Newco shall be December 31st in each Financial Year; and

     15.1.4 the secretary of Newco shall be [**] or such other Person as may be appointed by the Directors from time to time.

15.2 [**]

                                   CLAUSE 16

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

General:
--------

16.1 Until such time as the Common Stock shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no Stockholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in as expressly permitted by and accordance with the terms of this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Stockholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

     During the Research and Development Term, no Stockholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a Stockholder may Transfer Shares provided such Stockholder complies with the provisions of Clauses 16.2 and 16.3.

     Notwithstanding anything contained herein to the contrary, at all times, EIS and/or Depomed shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties. EIS shall have the right to Transfer any Shares to a Permitted Transferee; provided, that such Transfer shall be subject to and that such Affiliates or other Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

16.2 No Stockholder shall, except with the prior written consent of the other Stockholder, create or permit to subsist any Encumbrance over or in, all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement).

16.3 Rights of First Offer:
     ----------------------

     If at any time after the end of the Research and Development Term a Stockholder shall desire to Transfer any Shares owned by it (a "Selling Stockholder"), in any transaction or series of related transactions other than a Transfer to an Affiliate ora Permitted Transferee, then such Selling Stockholder shall deliver prior written notice of its desire to Transfer (a "Notice of Intention") (i) to Newco and (ii) to the Stockholders who are not the Selling Stockholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Stockholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the proposed form of transaction (the "Transaction Proposal"), together with any available documentation relating thereto, if any, and the price at which such Selling Stockholder proposes to Transfer the Offered Shares (the "Offer Price"). The "Right of First Offer" provided for in this Clause 16 shall be subject to any "Tag Along Right" benefiting a Stockholder which may be provided for by Clause 16, subject to the exceptions set forth therein.

     Upon receipt of the Notice of Intention, the Stockholders who are not the Selling Stockholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Stockholders who are not the Selling Stockholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Stockholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Stockholders, the Selling Stockholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Stockholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 16.3.

     In the event that any of the Stockholders who are not the Selling Stockholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 16), then the Selling Stockholder shall sell all of the Offered Shares to such Stockholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Stockholders who are not the Selling Stockholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Stockholders on the basis of their pro rata equity interests in Newco.

     The rights and obligations of each of the Stockholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

     At the closing of the purchase of all of the Offered Shares by the Stockholders who are not the Selling Stockholder (scheduled in accordance with Clause 16), the Selling Stockholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Stockholders who are not the Selling Stockholder, duly executed by the Selling Stockholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

16.4 Tag Along Rights:
     -----------------

     Subject to Clause 16.3, a Stockholder (the "Transferring Stockholder") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Stockholders (the "Remaining Stockholders"), to sell Shares at the same price and on the same terms and conditions as the Transferring Stockholder has agreed to sell its Shares (the "Tag Along Right").

     In the event a Transferring Stockholder proposes to Transfer any Shares in a transaction subject to this Clause 16.4, it shall notify, or cause to be notified, the Remaining Stockholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "Transferee Terms") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 16, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Stockholders in accordance with the terms hereof.

     The Tag Along Right may be exercised by each of the Remaining Stockholders by delivery of a written notice to the Transferring Stockholder (the "Co-sale Notice") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Stockholder which the Remaining Stockholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Stockholder, the amount of such securities belonging to the Remaining Stockholder included in such Transfer may not be greater than such Remaining Stockholder's percentage beneficial ownership of Fully Diluted Common Stock multiplied by the total number of shares of 7 Diluted Common Stock to be sold by both the Transferring Stockholder and all Remaining Stockholders. Upon receipt of a Co-sale Notice, the Transferring Stockholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Stockholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Stockholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Stockholder shall have the right for a 45 day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Stockholders of the proposed Transfer and complying with the requirements of this Clause 16.

     At the closing of any Transfer of Shares subject to this Clause 16, the Transferring Stockholder, and the Remaining Stockholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

     Notwithstanding the foregoing, this Clause 16 shall not apply to any sale of Common Stock pursuant to an effective registration statement under the Securities Act in a bona fide public offering.


                                   CLAUSE 17

                    MATTERS REQUIRING STOCKHOLDERS' APPROVAL

17.1 In consideration of Depomed and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior unanimous approval of the EIS Director and the Depomed Directors:

     17.1.1. make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses, changes in the Business or the Newco budget as they relate to the Licensed Technologies; enter into joint ventures and similar arrangements as they relate to the Licensed Technologies and changes to the Business Plan as they relate to the Licensed Technologies;

     17.1.2. issue any unissued Shares or unissued Common Stock Equivalents, or create or issue any new shares (including a split of the Shares) or Common Stock Equivalents, except as expressly permitted by the Newco Bye-Laws;

     17.1.3. alter any rights attaching to any class of share in the capital of Newco or alter the Newco Bye-Laws;

     17.1.4. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

     17.1.5.  dispose of all or substantially all of the assets of Newco;

     17.1.6. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

     17.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

     17.1.8. Subject to Clause 23.13, assign, license or sub-license any of the Elan Intellectual Property, Depomed Intellectual Property, Newco Intellectual Property;

     17.1.9. amend or vary the terms of the Depomed License Agreement or the Elan License Agreement;

     17.1.10. permit a person other than Newco to own a regulatory approval relating to the Product(s);

     17.1.11. amend or vary the Business Plan or the Newco budget as they relate to the Licensed Technologies;

     17.1.12. alter the number of Directors.

     17.1.13 change the domicile of Newco from, or discontinue Newco out of, Bermuda;

     17.1.14 register any Shares of Newco for public trading with any governmental authority for public trading in any securities market; and

     17.1.15 declare or pay any dividend or make any distribution, directly or indirectly, with respect to its capital stock; or issue, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of any shares of its capital stock or other securities.

                                   CLAUSE 18

                                    DISPUTES

18.1 Should any dispute or difference arise between Elan and Depomed, or between Elan or Depomed and Newco, during the period that this Agreement is in force, other than a dispute or difference relating to (i) the interpretation of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to a designated senior officer of each of Elan and Depomed.

18.2 In any event of a notice being served in accordance with Clause 18.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the designated senior officer of each of Elan and Depomed a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officer of each of Elan and Depomed who shall endeavor to resolve the dispute. If the designated senior officer of each of Elan and Depomed agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

18.3 In the event the designated senior officers of each of Elan and Depomed are unable to resolve a dispute or difference when it is referred to them under Clause 18.1, the following procedures shall apply:

     18.3.1 If the dispute relates to the interpretation of this Agreement or any other Transaction Document or the compliance of the Parties with their legal obligations thereunder, the provisions of Clause
             23.8.2 shall govern.

     18.3.2 If the dispute does not relate to the interpretation of this Agreement or any other Transaction Document or the compliance of the Parties with their legal obligations thereunder, the provisions of Clause 18.4 shall govern.

18.4 The designated senior officers of each of Elan and Depomed shall, if they are unable to resolve a dispute or difference when it is referred to them under Clause 18.1, within sixty (60) days of such referral, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the designated senior officers of each of Elan and Depomed (the "Expert").

     In the event the designated senior officer of each of Elan and Depomed cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the designated senior officer of each of Elan and Depomed, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

18.5 Any determination by the Expert of a dispute or difference shall not be final and binding on the Parties.


                                   CLAUSE 19

                                  TERMINATION

19.1 This Agreement shall govern the operation and existence of Newco until (i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 19.

19.2 For the purpose of this Clause 19, a "Relevant Event" is committed or suffered by a Participant if:

     19.2.1 it commits a breach of its material obligations under this Agreement or the applicable License and fails to remedy it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified; or

     19.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days; or

     19.2.3  it is unable to pay its debts in the normal course of business; or

     19.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

     19.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

     19.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

19.4 If either Participant commits or suffers a Relevant Event, the other Participant shall be entitled, within three months of the occurrence of the Relevant Event, to require the defaulting Participant (the "Recipient Participant") to sell on reasonable terms of payment to the non-defaulting Participant (the "Proposing Participant") all (but not some only) of the Shares, held or beneficially owned by the Recipient Participant for an amount equal to [**] % of the fair market value of the Shares of the Recipient Participant (the "Buyout Option").

19.5 The Proposing Participant shall notify the Recipient Participant of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to the Recipient Participant stating that the Buyout Option is exercised and the price at which the Proposing Participant is willing to purchase the Shares of the Recipient Participant.

19.6 In the event that the Participants do not agree upon a purchase price for the Shares within five Business Days following the receipt by the Recipient Participant of written notice from the Proposing Participant pursuant to Clause 19.5 above, the Proposing Participant may contact the AAA, sitting in New York City and request that an independent US-based arbitrator who is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The AAA shall endeavor to select an arbitrator who is technically knowledgeable in the pharmaceutical/biotechnology industry (and who directly and through his affiliates, has no business relationship with, or shareholding in, either the Proposing Participant or the Recipient Participant). Promptly upon being notified of the arbitrator's appointment, the Proposing Participant and the Recipient

       Participant shall submit to the arbitrator details of their assessment of the fair market value for the Shares of the Recipient Participant together with such information as they think necessary to validate their assessment. The arbitrator shall notify the Recipient Participant of [**] % of the fair market value assessed by the Proposing Participant (the "Proposing Participant Price") and shall notify the Proposing Participant of [**] % of the fair market value assessed by the Recipient Participant (the "Recipient Participant Price"). The Proposing Participant and the Recipient Participant shall then be entitled to make further submissions to the arbitrator within five Business Days explaining why the Recipient Participant Price or the Proposing Participant Price, as the case may be, is unjustified. The arbitrator shall thereafter meet with the Proposing Participant and the Recipient Participant and shall thereafter choose either the Recipient Participant Price or the Proposing Participant Price (but not any other price) as the purchase price for the Shares (the "Purchase Price") on the basis of which price the Expert determines to be closer to [**] % of the fair market value for the Shares of the Recipient Participant. The arbitrator shall use his best efforts to determine the Purchase Price within 30 Business Days of his appointment. The Proposing Participant and the Recipient Participant shall bear the costs of the arbitrator equally provided that the arbitrator may, in his discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

19.7 The Proposing Participant shall purchase the Shares of the Recipient Participant by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the Expert.

19.8 The Shares of the Recipient Participant so transferred shall be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights and restrictions attaching thereto.

19.9 If the Proposing Participant exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Recipient Party.

19.10 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

19.11 In the event of a termination of the Elan License Agreement and/or the Depomed License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

19.12 The provisions of Clauses 1.1, 3, 10, 16, 17, 18, 19 and 21 shall survive the termination of this Agreement under this Clause 19; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement.


                                   CLAUSE 20

                                 SHARE RIGHTS

The provisions regulating the rights and obligations attaching to the Common Stock and the Preferred Stock are set out in the Newco Bye-laws.

                                   CLAUSE 21

                                CONFIDENTIALITY

21.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the Depomed Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "Confidential Information").

21.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

     21.2.1  information that is generally available to the public;

     21.2.2  information that is made public by the disclosing Party;

     21.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

     21.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

     21.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

     21.2.6 information which the receiving Party is required to disclose pursuant to:

             (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

             (ii) other requirement of law;

             provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required; or

     21.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

     21.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

21.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

21.4 Any breach of this Clause 21 by any employee, representative or agent of a Party is considered a breach by the Party itself.

21.5 The provisions relating to confidentiality in this Clause 21 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

21.6 The Parties agree that the obligations of this Clause 21 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 21, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

                                   CLAUSE 22

                                     COSTS

22.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Definitive Documents.

22.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.


                                   CLAUSE 23

                                    GENERAL

23.1 Good Faith:
     -----------

     Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

23.2 Further Assurance:
     ------------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

23.3 No Representation:
     ------------------

     Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

23.4 Force Majeure:
     --------------

     Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

23.5 Relationship of the Parties:
     ----------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS/EPIL and Depomed as partners, or Elan/EIS/EPIL as an employee or agent of Depomed, or Depomed as an employee or agent of Elan/EIS/EPIL.

     No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

23.6 Counterparts:
     -------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

23.7 Notices:
     --------

     Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

     Elan Corporation, Plc./EPIL at:

     Lincoln House, Lincoln Place, Dublin 2, Ireland
     Attention: Vice President & General Counsel
     Elan Pharmaceutical Technologies,
     a division of Elan Corporation, plc
     Telephone: 353-1-709-4000
     Fax:       353-1-709-4124

     And

     EIS at:

     Elan International Services, Ltd.
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda
     Attention: President
     Telephone: 441-292-9169
     Fax:       441-292-2224


     Depomed at:

     366 Lakeside Drive
     Foster City
     California
     94404-1146
     USA.

     Attention: Chief Executive Officer
     Telephone: 001 650 513 0990
     Fax:       001 650 513 0999

     with a copy to:

     Julian N. Stern
     Heller Ehrman White & McAuliffe
     525 University Avenue
     Palo Alto
     CA 94301-1900


     Newco at:

     102 St. James Court

     Flatts, Smiths FL04
     Bermuda
     Attention:  Secretary
     Telephone:  441-292-9169
     Fax:        441-292-2224

     or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

     Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.

23.8 Governing Law; Jurisdiction:
     ----------------------------

     23.8.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York except that the applicable corporate laws of Bermuda shall apply to the issuance of the Shares and to the authority and responsibilities of the Directors.

     23.8.2. The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

     23.8.3 In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism under Clause 23.8.2 or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties under Clause 23.8.2 within 6 months, the dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Agreement the parties submit to the non-exclusive jurisdiction of the courts of the State of New York.

23.9 Severability:
     -------------

     If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

23.10  Amendments:
       -----------

       No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

23.11  Waiver:
       -------

       No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

23.12  Assignment:
       -----------

       None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

       23.12.1 Elan, EIS, EPIL and/or Depomed shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

       23.12.2 Subject to Clause 8.4 of the Elan License Agreement, Elan, EIS, EPIL and/or Depomed shall have the right to assign their rights and obligations hereunder to any other Person who acquires substantially all of the its assets and business.

       23.12.3 Elan, EIS and EPIL shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

23.13  Assignment of Newco Intellectual Property:
       ------------------------------------------

       Upon one month's prior notice in writing from Elan to Newco and Depomed, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated to facilitate such assignment.

23.14  Whole Agreement/No Effect on Other Agreements:
       ----------------------------------------------

       This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

       In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Bye-Laws, the terms of this Agreement shall prevail, except with respect to the rights and obligations attaching to the Common Stock and the Preferred Stock, where the Newco Bye-Laws shall prevail.

       No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

23.15  Successors:
       -----------

       This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.


                                             SIGNED

                                             BY: /s/ Kevin Insley
                                                 ----------------------------
                                             for and on behalf of
                                             ELAN CORPORATION, PLC

in the presence of: /s/ Debbie Buryj
                    ------------------

                                             SIGNED

                                             BY: /s/ Kevin Insley
                                                 ----------------------------
                                             for and on behalf of
                                             ELAN PHARMA INTERNATIONAL LIMITED

in the presence of: /s/ Debbie Buryj
                    ------------------

                                             SIGNED

                                             BY: /s/ Kevin Insley
                                                 ----------------------------
                                             for and on behalf of
                                             ELAN INTERNATIONAL SERVICES LTD.

in the presence of: /s/ Debbie Buryj
                    ------------------

                                             SIGNED

                                             BY: /s/ John W. Fara
                                                 ----------------------------
                                             for and on behalf of
                                             DEPOMED, INC.

in the presence of: /s/ John Hamilton
                    ------------------

                                             SIGNED

                                             BY: /s/ John W. Fara
                                                 ----------------------------
                                             for and on behalf of
                                             DEPOMED DEVELOPMENT, LTD.

in the presence of: /s/ John Hamilton
                    ------------------

                                    [JDOA]

                                  SCHEDULE 3

                      TECHNOLOGICAL COMPETITORS OF ELAN

                                     [**]

              [Schedule lists Technological Competitors of Elan]

                                  SCHEDULE 4

                     TECHNOLOGICAL COMPETITORS OF DEPOMED

                                     [**]


             [Schedule lists Technological Competitors of Depomed]